Exhibit 99.1

Net1 UEPS Technologies, Inc (“Net1”) Announces Annual Results for Fiscal 2004

Net1 today announced results for the fiscal year ended June 30, 2004. These are the first annual results since the completion of the acquisition of Net1 Applied Technology Holdings Limited (“Aplitec”) during the fourth quarter of fiscal 2004.

GAAP Results
In terms of GAAP (Generally Accepted Accounting Principles), the company reported revenue of $131.1 million for fiscal 2004, compared to $74.9 million in the prior year period. For fiscal 2004, net income was $13.3 million, or $0.066 per common share and linked unit, compared to $13.1 million, or $0.068 per common share for fiscal 2003.

Use of Non-GAAP Financial Information
Management evaluates the company’s operations using measures of constant exchange rates, underlying income and underlying fully diluted earnings per share. These financial measures are not prepared in accordance with GAAP and they include or exclude items that are of a non-recurring nature. The company believes that these measures are useful to investors because they reflect the performance of the company’s core operations and are consistent with the company’s internal performance measures. Net1’s underlying results should be considered in addition to, and not as a substitute for, our GAAP results. The following non-GAAP items were applied for the purpose of preparing management information:

  A constant exchange rate of seven South African Rand (“ZAR”) to one US Dollar was assumed for fiscal 2003 and fiscal 2004;
  All costs and additional taxes related to the reorganisation and acquisition of Aplitec were excluded from the calculation of underlying net income and underlying earnings per common share and linked unit; and
  The full amount of shares and linked units in issue at the end of each fiscal year was used to calculate underlying fully diluted earnings per common share and linked unit.

The result of applying these Non-GAAP measures is revenue of $129.6 million for fiscal 2004 compared to $96.9 million in the prior year. For fiscal 2004, underlying net income on this basis was $28.1 million compared to $17 million for fiscal 2003. Based on the total issued common shares and linked units of 328.2 million as at June 30, 2004 the underlying fully diluted earnings per share for fiscal 2004 was $0.086, compared to the 193 million common shares issued as at June 30, 2003 which resulted in underlying fully diluted earnings per share of $0.088 for fiscal 2003. The following table provides a reconciliation between the GAAP and non-GAAP financial information as presented above:

		Fiscal 2004: non-		Fiscal 2003: non-
	Fiscal 2004: GAAP	GAAP	Fiscal 2003: GAAP	GAAP
ZAR : US $ exchange rate
used for income and expense
items	ZAR6.92=US$1	ZAR7=US$1	ZAR9.06=US$1	ZAR7=US$1
Revenue	$131.1 million	$129.6 million	$74.9 million	$96.9 million
Reorganization costs and taxes
included in net income	$15.1 million	-	-	-
Net income	$13.3 million	$28.1 million	$13.1 million	$17 million
Number of shares used to
calculate earnings per share	201.5 million	328.2 million	193 million	193 million
Earnings per share	$0.066	$0.086	$0.068	$0.088

Comment
Serge Belamant, Net1 Chairman and Chief Executive Officer, stated, “During fiscal 2004, we concluded the financial restructuring of the Company, including the acquisition of Aplitec in South Africa. We now have the muscle to implement our business plan in the most effective manner. Our financial performance has been outstanding during 2004 specifically in light of the issue of new shares and linked units and the costs associated with the acquisition of Aplitec. We expect to continue to reap the benefits of the restructuring in the short term and forge ahead with our vision to become the payment instrument of choice for the developing economies of the world”.

About Net1 (www.net1ueps.com)
Net1 is a provider of technologies and systems that create a secure and affordable transacting channel between formal businesses and the “un-banked” and “under-banked” populations of developing countries who have no or limited access to traditional banking facilities. Net1 has developed the Universal Electronic Payment System (“UEPS”) that utilizes smart card technology to provide a fully integrated payment, switching and settlement system suitable for multiple applications and services meeting the requirements of the un-banked and under-banked populations. The company, through its subsidiaries, employs the UEPS to add efficiency to a myriad of commercial activities that involve banking and payment systems, money transfers and other electronic data applications. The company’s payment system enables its customers to effect transactions “off-line” in underdeveloped areas where traditional financial institutions and their services have limited penetration or are otherwise unavailable due to the lack of, or limited branch, Automated Teller Machines (or “ATM”), Point Of Sale, support and communications infrastructures.

This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the company’s SEC filings, including, but not limited to, our most recent report on Form 8-K. The company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact: Net1 Investor Relations at +1-604-484-8750